EXHIBIT 21

LIST OF SUBSIDIARIES

Principal subsidiary/undertaking	Jurisdiction of incorporation

Shire Pharmaceuticals Group Limited	England and Wales
Shire LLC	State of Kentucky, USA
Shire Pharmaceuticals Limited	England and Wales
Shire Pharmaceuticals Development Limited	England and Wales
Shire International Licensing BV	Netherlands
Shire Pharmaceuticals, Inc.	State of Delaware, USA
Shire Development, Inc.	State of Delaware, USA
Shire Regulatory, Inc.	State of Delaware, USA
Shire France SA	France
Shire Deutschland GmbH & Co. KG	Germany
Shire US, Inc.	State of New Jersey, USA
Shire Pharmaceuticals Ireland Limited	Republic of Ireland
Shire Italia SpA	Italy
Shire Pharmaceuticals Iberica S.L.	Spain
Shire Pharmaceuticals US Development, Inc.	State of Maryland, USA
Shire BioChem, Inc.	Canada
Shire Finance Limited	Cayman Islands
Shire Pharmaceutical Contracts Limited	England and Wales
Shire US Manufacturing, Inc.	State of Maryland, USA
Shire Human Genetic Therapies, Inc. (formerly known as
Transkaryotic Therapies, Inc.)	State of Delaware, USA
TKT Europe AB	Sweden

All subsidiary undertakings of Shire plc are beneficially owned (directly or indirectly) as to 100% and are all consolidated in the consolidated financial statements of Shire plc.